Exhibit 99.1

Bunge Reports Fourth Quarter and Full Year 2013 Results

White Plains, NY – February 13, 2014 – Bunge Limited (NYSE:BG)

•      Q4 adjusted total segment EBIT of $404 million, up $264 million from last year

•      Record combined full-year EBIT in agribusiness and food & ingredients

•      Expect momentum in agribusiness and food & ingredients to continue in 2014

•      EPS impacted by higher than expected tax rate

•    Annual operating cash flow of approximately $2.2 billion

•    Company to repurchase $200 million of shares under current authorization

►     Financial Highlights

	Quarter Ended		Year Ended

US$ in millions, except per share data	12/31/13	12/31/12	12/31/13	12/31/12

Net sales	$16,375	$17,040	$61,347	$60,991

Total segment EBIT (a)	$396	$(423)	$1,329	$628

Certain gains & (charges) (b)	$(8)	$(563)	$38	$(481)

Total segment EBIT, adjusted (a)	$404	$140	$1,291	$1,109

Agribusiness	$346	$134	$1,008	$1,038

Sugar & Bioenergy	$(35)	$(49)	$(34)	$(118)

Food & Ingredients	$84	$49	$280	$166

Fertilizer	$9	$6	$37	$23

Net income (loss) per common share from continuing operations-diluted	$0.75	$(2.06)	$0.90	$2.51

Net income (loss) per common share from continuing operations-diluted, adjusted (a)	$1.35	$0.50	$4.78	$4.62

(a)    Total segment earnings before interest and tax (“EBIT”) and net income (loss) per common share from continuing operations-diluted (excluding certain gains and charges and discontinued operations) are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website, respectively.

(b)    Includes certain gains and charges included in segment EBIT for the quarter and year-end December 31, 2013 of $0 and $24 million for agribusiness, $(8) million and $(26) million for sugar & bioenergy, $0 and $8 million for food & ingredients and $0 and $32 million for fertilizer, respectively.  Includes certain gains and charges included in segment EBIT for the year ended December 31, 2012 of $(76) million and $9 million for agribusiness, $(480) million and $(519) million for sugar & bioenergy and $(7) million and $29 million for food & ingredients, respectively.

►     Overview

Soren Schroder, Bunge’s Chief Executive Officer stated, “Agribusiness and food & ingredients finished the year on a strong note.  On a combined, full-year basis, agribusiness, edible oils and milling segments generated record results of approximately $1.3 billion in EBIT and returns above cost of capital.

“Our agribusiness team effectively managed risks as markets transitioned from extreme tightness to emerging surpluses, while capitalizing on strong oilseed processing margins in the Northern Hemisphere and navigating unpredictable farmer selling patterns. Food & ingredients achieved record quarter and full-year results with all regions reporting higher year-over-year annual earnings.  Our food team has made big strides in its effort to engage with customers and extract more value from operations and category management, which are all part of a larger performance management program we are rolling out across our business.

“Our sugar and ethanol trading & merchandising operations performed well in the quarter and full year; however, our Brazilian sugarcane milling operations continued to be impacted by depressed global sugar prices, low sucrose cane content (ATR) and capped ethanol prices in Brazil.  In the quarter we took several restructuring & impairment charges, which is part of our ongoing effort to improve the cost structure of our industrial business.  We made good progress during the year to reduce costs in our milling operations, and the efforts will continue.  We are actively engaged in our strategic review to optimize the value of this business and have retained financial advisors to assist in the process.

“We enter 2014 with good momentum.  Lower commodity prices are spurring growth in demand and trade.  Soybean crops in South America are on track to set another record level of production.  Similar to last year, this will put a premium on logistics expertise and assets, which fits our capabilities well.  We expect our food & ingredients segment to extract even greater value from the downstream chains, and we will have incremental contribution from our acquisition of Grupo Altex’s wheat mills in Mexico, which we completed at the end of 2013.

“Lastly, we believe our strong financial position provides us the opportunity to return capital to our shareholders as part of our balanced approach to allocating capital.  As a result, commencing in the first quarter we intend to repurchase $200 million of our common shares and will continue to be focused on our use of capital to maximize returns as we move through 2014.”

►     Fourth Quarter Results

Agribusiness

Agribusiness produced solid results, more than doubling a challenging year-ago period.  Higher results in the quarter were primarily driven by strong oilseed processing margins in North America, Europe and China, which benefited from the combination of strong demand, large harvests and a lack of oilseed exports out of South America.  Higher results in our merchandising operations were driven by large export programs to Asia, the Middle East and Europe.  In South America, which was in the slow season, domestic oilseed processing results were higher in Brazil and Argentina.  Results in the fourth quarter 2012 included charges of $76 million, primarily related to the loss on sale of certain long-term recoverable tax assets for cash.

Sugar & Bioenergy

Higher results in the quarter were driven by higher margins and volumes in our trading & merchandising operations and improved performance in our U.S. biofuels business, which benefited from the robust ethanol production environment.  Results in our Brazilian sugarcane milling operations were lower than last year and generated a loss in the quarter, as expected.  Higher cane milling volume and ethanol prices were more than offset by lower ATR and sugar prices.  Results in the fourth quarter included approximately $10 million of restructuring and impairment charges related to improving the cost structure of our Brazilian milling operations.

Edible Oil Products

The fourth quarter was the strongest quarter of the year as we drove higher margins through improved management of pricing, new product introduction, and improved operational efficiency.  While we delivered a record year, quarterly results compared to last year were slightly lower on an adjusted basis as improved performances in Europe and North America were more than offset by lower results in Brazil and Asia.  Results in the fourth quarter 2012 included a $7 million charge related to the loss on sale of certain long-term recoverable tax assets for cash and a $16 million valuation adjustment for certain value added taxes in Brazil.

Milling Products

Higher results in the quarter were primarily driven by improved performances in corn milling and our Brazilian wheat milling operations.  Corn milling results benefited from improved margins and higher volumes, which were due in part to the arrival of the U.S. corn crop and strong demand from customers who had delayed purchases in anticipation of record corn production.  In Brazil, results benefited from improved customer mix and well-executed wheat import programs from North America, which replaced wheat volumes from Argentina.  Wheat milling results in Mexico were solid and up from last year, and rice milling results were comparable to the year-ago period.  Results in the fourth quarter 2012 included a $6 million valuation adjustment for certain value added taxes in Brazil.

Fertilizer

Higher results in our Brazilian fertilizer port operation were partially offset by lower results in Argentina, primarily due to lower volumes from a reduction in planted corn and wheat acreage, which requires higher levels of fertilization.  Overall, the ongoing fertilizer operations continue to deliver returns above cost of capital while contributing to our integrated agribusiness activities in Brazil, Argentina and Paraguay.

Cash Flow

Cash provided by operations in the twelve months ended December 31, 2013 was approximately $2.2 billion compared to cash used of $457 million in the same period last year.  The year-over-year variance primarily reflects lower levels of operating working capital resulting from the decrease in crop prices and a continued focus on optimizing working capital.   Capital investment for the year was approximately $1 billion, which was in line with our targeted level of spend.

Income Taxes

Income taxes for the year ended December 31, 2013 were $904 million and were impacted by valuation allowances and provisions related to deferred tax assets primarily in our sugar &

bioenergy segment, charges for uncertain tax positions and company earnings mix.  Adjusting for certain gains and charges, the full year effective tax rate was approximately 30%.

►     Outlook

Drew Burke, Chief Financial Officer, stated, “In agribusiness, global demand is strong.  With the reduction in crop prices, livestock production economics are generally good around the world, which is positive for oilseed processing margins and trade. South American crops are progressing well, and soon soy export demand will be shifting from the U.S. to this region.  Handling and transporting this record crop will pose significant logistical challenges, particularly in Brazil, which should provide us with attractive market opportunities considering our network of assets and experience in the region.

“In food & ingredients, we expect continued strong performance, as we continue to strengthen our operations, invest in innovation and leverage our customer relationships across regions and businesses.  Demand in our core categories is strong and our businesses are well placed to take full advantage of that dynamic.  Similar to past years, we expect results to be seasonally weaker in the first quarter and progressively improve throughout the year.

“Considering global sugar prices and the uncertainty surrounding further gasoline price increases in Brazil, we are forecasting results in sugar & bioenergy to be about breakeven.  We will manage this business to be cash flow positive, limiting capital investment to agricultural and industrial maintenance and efficiency projects only.

“Additionally, we expect the following for 2014:  depreciation, depletion and amortization of approximately $560 million; capital expenditures of approximately $900 million; and a full-year tax rate of approximately 23%.”

►     Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EST on February 13, 2014 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

Earnings announcements for the first, second and third quarters of fiscal year 2014 are tentatively scheduled for May 1, July 31 and October 30, respectively.

To listen to the call, please dial (866) 436-9172.  If you are located outside the United States or Canada, dial (630) 691-2760.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 36550037.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and Events” in the “Investors” section of the company’s website.  Select “Q4 2013 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on February 13, 2014, continuing through March 15, 2014.  To listen to it, please dial (888) 843-7419 or, if located outside the United States or Canada, dial

(630) 652-3042.  When prompted, enter confirmation code 36550037.  A replay will also be available at “Past Events” in the “Investors” section of the company’s website.

►     About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 35,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

►     Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

###

  Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors.  The table includes a description of these items and their effect on total segment EBIT, net income attributable to Bunge and earnings per share for the quarter and year ended December 31, 2013 and 2012.

			Net Income		Earnings
	Total Segment		Attributable to		Per Share
(In millions, except per share data)	EBIT		Bunge		Diluted
Quarter Ended December 31:	2013	2012	2013	2012	2013	2012
Continuing operations:
Agribusiness:	$-	$(76)	$(67)	$(53)	$(0.45)	$(0.36)
Income tax valuation allowances (3)	-	-	(20)	-	(0.13)	-
Loss on sale of recoverable tax credits (5)	-	(66)	-	(44)	-	(0.30)
Impairment of equity method investment
and related party loan (6)	-	(10)	-	(9)	-	(0.06)
Discrete tax charges (4)	-	-	(47)	-	(0.32)	-
Sugar & Bioenergy:	(8)	(480)	(22)	(316)	(0.15)	(2.17)
Gain on sale of investment in affiliate (7)	2	-	1	-	0.01	-
Impairment and restructuring charges (8)	(10)	-	(10)	-	(0.07)	-
Income tax valuation allowance (9)	-	-	(13)	-	(0.09)	-
Goodwill impairment, net of noncontrolling interest share (11)	-	(496)	-	(327)	-	(2.24)
Gain on sale of investment (12)	-	16	-	11	-	0.07
Edible oil products:
Loss on sale of recoverable tax credits (15)	-	(7)	-	(5)	-	(0.03)
Total	$(8)	$(563)	$(89)	$(374)	$(0.60)	$(2.56)

  Additional Financial Information

			Net Income		Earnings
	Total Segment		Attributable to		Per Share
(In millions, except per share data)	EBIT		Bunge		Diluted
Year Ended December 31:	2013	2012	2013	2012	2013	2012
Continuing operations:
Agribusiness:	$24	$9	$(92)	$1	$(0.62)	$0.01
Sale of certain rights (1)	16	$-	10	-	0.07	-
Gains on sales of investments (2)	8	85	6	54	0.04	0.37
Income tax valuation allowances (3)	-	-	(30)	-	(0.20)	-
Discrete tax charges (4)	-	-	(78)	-	(0.53)	-
Loss on sale of recoverable tax credits (5)	-	(66)	-	(44)	-	(0.30)
Impairment of equity method investment
and related party loan (6)	-	(10)	-	(9)	-	(0.06)
Sugar & Bioenergy:	$(26)	$(519)	$(504)	$(341)	$(3.40)	$(2.33)
Gain on sale of investment in affiliate (7)	2	-	1	-	0.01	-
Impairment and restructuring charges (8)	(28)	-	(28)	-	(0.19)	-
Income tax valuation allowances (9)	-	-	(477)	-	(3.22)	-
Impairment of equity method investments
and related party loan (10)	-	(39)	-	(25)	-	(0.17)
Goodwill impairment, net of noncontrolling interest share (11)	-	(496)	-	(327)	-	(2.23)
Gain on sale of investment (12)	-	16	-	11	-	0.07
Edible oil products:	$9	$(7)	$1	$(5)	$0.01	$(0.03)
Sale of certain rights (13)	9	-	6	-	0.04	-
Income tax valuation allowance (14)	-	-	(5)	-	(0.03)	-
Loss on sale of recoverable tax credits (15)	-	(7)	-	(5)	-	(0.03)
Milling products:	$(1)	$36	$(1)	$36	$(0.01)	$0.24
Sale of certain rights (16)	6	-	4	-	0.02	-
Provision for recoverable taxes (17)	(7)	-	(5)	-	(0.03)	-
Gain on acquisition of controlling interest (18)	-	36	-	36	-	0.24
Fertilizer:
Sale of certain rights (19)	32	-	21	-	0.14	-
Total	$38	$(481)	$(575)	$(309)	$(3.88)	$(2.11)

Consolidated Earnings Data (Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
(In millions)	2013	2012	2013	2012
Net sales	$16,375	$17,040	$61,347	$60,991
Cost of goods sold	(15,565)	(16,490)	(58,587)	(58,418)
Gross profit	810	550	2,760	2,573
Selling, general and administrative expenses	(443)	(400)	(1,559)	(1,563)
Foreign exchange gains (losses)	46	2	53	88
Other income (expense)-net	(14)	(82)	47	29
Goodwill impairment (11)	-	(514)	-	(514)
EBIT attributable to noncontrolling interest	(3)	21	28	15
Total Segment EBIT (22)	396	(423)	1,329	628
Interest income	29	10	76	53
Interest expense (23)	(99)	(80)	(363)	(294)
Income tax (expense) benefit (3),(4),(9),(14)	(202)	203	(904)	6
Noncontrolling interest share of interest and tax	11	-	71	13
Income (loss) from continuing operations, net of tax	135	(290)	209	406
Income (loss) from discontinued operations, net of tax (20),(21)	3	(309)	97	(342)
Net income (loss) attributable to Bunge	138	(599)	306	64
Convertible preference share dividends and other obligations	(23)	(11)	(76)	(36)
Net income (loss) available to Bunge common shareholders	$115	$(610)	$230	$28
Net income (loss) per common share diluted attributable to Bunge common shareholders (24):
Continuing operations	$0.75	$(2.06)	$0.90	$2.51
Discontinued operations	0.03	(2.11)	0.65	(2.32)
Net income (loss) per common share - diluted	$0.78	$(4.17)	$1.55	$0.19
Weighted—average common shares outstanding - diluted	149	146	148	147

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain items in our Consolidated Earnings Data and volumes by reportable segment.

	Quarter Ended		Year Ended
	December 31,		December 31,
(In millions, except volumes)	2013	2012	2013	2012
Volumes (in thousands of metric tons):
Agribusiness	36,132	31,617	137,405	132,760
Sugar & Bioenergy	2,987	2,597	10,316	8,587
Edible oil products	1,785	1,778	6,972	6,654
Milling products	982	1,032	4,034	4,262
Fertilizer	336	364	958	986

Net sales:
Agribusiness	$12,449	$12,671	$45,507	$44,561
Sugar & Bioenergy	1,030	1,177	4,215	4,659
Edible oil products	2,267	2,525	9,165	9,472
Milling products	481	500	2,012	1,833
Fertilizer	148	167	448	466
Total	$16,375	$17,040	$61,347	$60,991
Gross profit:
Agribusiness	$545	$362	$1,797	$1,786
Sugar & Bioenergy	3	(9)	92	64
Edible oil products	160	129	540	446
Milling products	77	42	262	201
Fertilizer	25	26	69	76
Total	$810	$550	$2,760	$2,573
Selling, general and administrative expenses:
Agribusiness	$(236)	$(232)	$(836)	$(858)
Sugar & Bioenergy	(50)	(44)	(166)	(194)
Edible oil products	(107)	(89)	(384)	(353)
Milling products	(39)	(28)	(139)	(123)
Fertilizer	(11)	(7)	(34)	(35)
Total	$(443)	$(400)	$(1,559)	$(1,563)
Foreign exchange gain (loss):
Agribusiness	$46	$5	$41	$111
Sugar & Bioenergy	1	-	3	(15)
Edible oil products	(1)	(3)	5	(8)
Milling products	-	-	(1)	1
Fertilizer	-	-	5	(1)
Total	$46	$2	$53	$88

Goodwill impairment (11)	$-	$(514)	$-	$(514)

Segment earnings before interest and tax:
Agribusiness	$346	$58	$1,032	$1,047
Sugar & Bioenergy	(43)	(529)	(60)	(637)
Edible oil products	48	28	163	80
Milling products	36	14	125	115
Fertilizer	9	6	69	23
Total(22)	$396	$(423)	$1,329	$628

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
(In millions)	2013	2012
Assets
Cash and cash equivalents	$742	$569
Time deposits under trade structured finance program	4,470	3,048
Trade accounts receivable, net	2,144	2,471
Inventories (25)	5,796	6,590
Current assets held for sale	55	660
Other current assets	4,455	3,926
Total current assets	17,662	17,264
Property, plant and equipment, net	6,075	5,888
Goodwill and other intangible assets, net	718	646
Investments in affiliates	241	273
Non-current assets held for sale	46	250
Other non-current assets	2,039	2,959
Total assets	$26,781	$27,280
Liabilities and Equity
Short-term debt	$703	$1,598
Current portion of long-term debt	762	719
Letter of credit obligations under trade structured finance program	4,470	3,048
Trade accounts payable	3,522	3,319
Current liabilities held for sale	-	297
Other current liabilities	3,078	2,580
Total current liabilities	12,535	11,561
Long-term debt	3,179	3,532
Non-current liabilities held for sale	-	13
Other non-current liabilities	942	881
Total liabilities	16,656	15,987
Redeemable noncontrolling interest	37	38
Total equity	10,088	11,255
Total liabilities and equity	$26,781	$27,280

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended
	December 31,
(In millions)	2013	2012
Operating Activities
Net income (26)	$207	$36
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Gain on sale of Brazilian fertilizer distribution business	(148)	-
Goodwill and other impairment charges	35	574
Gains on sales of investments in affiliates	(3)	(85)
Gain on acquisition of controlling interest	-	(36)
Deferred income taxes	460	(35)
Depreciation, depletion and amortization	568	570
Other, net	31	87
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable, net	148	(373)
Inventories	238	(1,567)
Trade accounts payable	436	554
Other, net	253	(182)
Cash provided by (used for) operating activities	2,225	(457)
Investing Activities
Payments made for capital expenditures	(1,042)	(1,095)
Acquisitions of businesses (net of cash acquired)	(355)	(298)
Proceeds from sales of investments in affiliates	47	483
Proceeds from sale of Brazilian fertilizer distribution business	750	-
Other, net	171	(57)
Cash provided by (used for) investing activities	(429)	(967)
Financing Activities
Net borrowings (repayments) of short-term debt	(956)	819
Net proceeds (repayments) of long-term debt	(362)	549
Dividends paid	(204)	(192)
Other, net	(43)	30
Cash provided by (used for) financing activities	(1,565)	1,206
Effect of exchange rate changes on cash and cash equivalents	(60)	(46)
Net increase (decrease) in cash and cash equivalents	171	(264)
Change in cash related to assets held for sale	2	(2)
Cash and cash equivalents, beginning of period	569	835
Cash and cash equivalents, end of period	$742	$569

 Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.  Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below.  These measures may not be comparable to similarly titled measures used by other companies.

Total segment EBIT

Total segment earnings before interest and tax (EBIT) is consolidated net income attributable to Bunge excluding interest income, interest expense and income tax attributable to each segment.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP financial measure. Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge’s management believes total segment EBIT is a useful measure of its segments’ operating profitability, since the measure allows for an evaluation of the performance of its segments without regard to its financing methods or capital structure.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income attributable to Bunge:

	Quarter Ended		Year Ended
	December 31,		December 31,
(In millions)	2013	2012	2013	2012
Total segment EBIT	$396	$(423)	$1,329	$628
Interest income	29	10	76	53
Interest expense	(99)	(80)	(363)	(294)
Income tax (expense) benefit	(202)	203	(904)	6
Income (loss) from discontinued operations, net of tax	3	(309)	97	(342)
Noncontrolling interest share of interest and tax	11	-	71	13
Net income (loss) attributable to Bunge	$138	$(599)	$306	$64

Earnings per common share-diluted (excluding certain gains & charges and discontinued operations)

Below is a reconciliation to earnings per common share-diluted (excluding certain gains & charges and discontinued operations) to earnings per common share-diluted. Earnings per common share-diluted (excluding certain gains & charges and discontinued operations) is a non-GAAP financial measure and is not a measure of earnings per common share—diluted, the most directly comparable GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.

	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Continuing operations:
Net income (loss) per common share - diluted
(excluding certain gains & charges and
discontinued operations)	$1.35	$0.50	$4.78	$4.62
Certain gains & charges (see Additional
Financial Information section)	(0.60)	(2.56)	(3.88)	(2.11)
Net income (loss) per share - continuing operations	0.75	(2.06)	0.90	2.51
Discontinued operations:
Net income (loss) per common share - diluted from
discontinued operations (excluding certain
gains & charges)	0.03	(0.07)	-	(0.17)
Certain gains & charges	-	(2.04)	0.65	(2.15)
Net income (loss) per share - discontinued operations	0.03	(2.11)	0.65	(2.32)

Net income (loss) per common share - diluted	$0.78	$(4.17)	$1.55	$0.19

Notes

Agribusiness:

(1)      EBIT includes a gain of $16 million recorded in other income (expense) — net in the first quarter of 2013 related to the sale of Bunge’s rights to certain legal claims.

(2)      2012 EBIT includes a gain of $85 million recorded in the second quarter from the sale of Bunge’s interest in The Solae Company.

(3)      Income tax (expense) benefit for 2013 includes a charge of $10 million and $20 million recorded in the third and fourth quarters, respectively, for valuation allowances related to net operating loss carryforwards resulting from management’s evaluation of the recoverability of deferred tax assets.

(4)      Income tax (expense) benefit for 2013 includes charges of $27 million and $47 million recorded in the first and fourth quarters, respectively, as a result of uncertain income tax positions and provisions related to tax years 2008-2010 in Brazil, and a charge of $4 million recorded in the first quarter related to the finalization of a European tax audit.

(5)      EBIT includes a loss of $66 million recorded in other income (expense) — net in the fourth quarter of 2012 related to the sale of $94 million of long-term recoverable tax credits in Brazil.

(6)      EBIT includes impairment charges of $9 million recorded in other income (expense)-net and $1 million recorded in selling, general and administrative expenses, both in the fourth quarter of 2012, relating to the write down of two separate equity method investments in European biodiesel producers and an affiliate loan to a European biodiesel joint venture, respectively.

Sugar & Bioenergy:

(7)      EBIT includes a pre-tax gain of $2 million recorded in the fourth quarter of 2013 from the sale of an investment in affiliate.

(8)      EBIT includes restructuring and impairment charges of $18 million and $10 million recorded in the third and fourth quarters of 2013, respectively.

(9)      Income tax (expense) benefit for 2013 includes charges of $464 million recorded in the third quarter and $13 million recorded in the fourth quarter for income tax valuation allowances, resulting from management’s evaluation of its net operating loss (NOL) carryforwards.

(10)     EBIT includes pre-tax impairment charges of $10 million recorded in other income (expense)-net and $29 million recorded in selling, general and administrative expenses, both in the third quarter of 2012, related to an investment in and related loan to a North American bioenergy joint venture.

(11)     EBIT includes a goodwill impairment charge of $514 million recorded in the fourth quarter of 2012.

(12)     EBIT includes a gain of $16 million recorded in selling, general and administrative expenses in the fourth quarter of 2012 related to the sale of an investment in a logistics facility in Brazil.

Edible oils products:

(13)     EBIT includes a gain of $9 million recorded in other income (expense) — net in the first quarter of 2013 related to the sale of Bunge’s rights to certain legal claims.

(14)     Income tax (expense) benefit includes a charge of $5 million for income tax valuation allowances recorded in the third quarter of 2013, resulting from management’s evaluation of the recoverability of net operating loss carryforwards.

(15)     EBIT includes a loss of $7 million recorded in other income (expense) — net in the fourth quarter of 2012 related to the sale of certain long-term recoverable tax credits in Brazil.

Milling products:

(16)     EBIT includes a gain of $6 million recorded in other income (expense) — net in the first quarter of 2013 related to the sale of Bunge’s rights to certain legal claims.

(17)     EBIT includes a provision of $7 million recorded in other income (expense)-net in the third quarter of 2013 related to recoverable taxes in Brazil.

(18)     EBIT includes a gain of $36 million recorded in the second quarter of 2012 from the acquisition of a controlling interest in a North American milling business in which Bunge previously held a minority investment.

Fertilizer:

(19)     EBIT includes a gain of $32 million recorded in other income (expense) — net  in the first quarter of 2013 related to the sale of Bunge’s rights to certain legal claims.

Notes

Discontinued Operations - Fertilizer:

(20)     Income (loss) from discontinued operations, net of tax, includes a net gain of $112 million recorded in the third quarter of 2013 on the sale of Bunge’s Brazilian fertilizer distribution business to Yara International ASA.

(21)     Income (loss) from discontinued operations, net of tax, includes a charge of $266 million recorded in the fourth quarter of 2012 for an income tax valuation allowance resulting from the then pending sale of the Brazilian fertilizer distribution business.

Notes to the Financial Tables:

(22)     See Reconciliation of Non-GAAP Measures.

(23)     Includes interest expense on readily marketable inventories of $43 million and $38 million for the quarters ended December 31, 2013 and 2012, respectively, and $77 million and $133 million for the years ended December 31, 2013 and 2012, respectively.

(24)     Weighted-average common shares outstanding-diluted for the fourth quarter and year ended December 31, 2013 exclude the dilutive effect of 2 million and 3 million, respectively, of outstanding stock options and contingently issuable restricted stock units because the effect of conversion would not have been dilutive.  Weighted-average common shares outstanding-diluted for the fourth quarter and year ended December 31, 2013 exclude the dilutive effect of the dilutive effect of approximately 7.7 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effects of these conversions would not have been dilutive.

Weighted-average common shares outstanding-diluted for the fourth quarter and year ended December 31, 2012 exclude the effect of 4 million of outstanding stock options and contingently issuable restricted stock units because the effect of conversion would not have been dilutive. Weighted-average common shares outstanding-diluted for the year ended December 31, 2012 exclude the effect of approximately 7.6 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effect would not have been dilutive.

(25)     Includes readily marketable inventories of $4,413 million and $5,306 million at December 31, 2013 and 2012, respectively. Of these amounts $2,927 million and $3,442 million, respectively, can be attributable to merchandising activities.

(26)     A reconciliation of Net income attributable to Bunge to Net income is as follows:

	Year Ended
(In millions)	December 31,
	2013	2012
Net income attributable to Bunge	$306	$64
EBIT attributable to noncontrolling interests	(28)	(15)
Noncontrolling interest share of interest and tax	(71)	(13)
Net income	$207	$36